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                                                                     EXHIBIT 4.1

                         FIRST SOUTHERN BANCSHARES, INC.

                           CERTIFICATE OF DESIGNATION

                      OF THE PREFERENCES AND RIGHTS OF THE

                            SERIES A PREFERRED STOCK

                            PAR VALUE $0.01 PER SHARE

      The undersigned President and Secretary of First Southern Bancshares, Inc., a Delaware corporation (the "Corporation") certify that, pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on June 30, 2001 duly adopted the following resolutions creating the Series A Preferred Stock of the Corporation:

      WHEREAS, Article VII.B. of the Corporation's Certificate of Incorporation, as amended, authorizes the issuance by the Corporation of one or more series of preferred stock, par value $0.01 per share by the Corporation.

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article VII.B. of the Certificate of Incorporation and the Bylaws of the Corporation, the Board of Directors hereby creates a series of preferred stock, which shall have the following rights, preferences, and limitations:

      1. Designation and Number of Shares. The Corporation shall be authorized to issue Two Hundred Fifty Thousand (250,000) shares of preferred stock, which is hereby designated as the Series A Preferred Stock, par value $0.01 per share (the "Series A Stock").

      2.    Dividends.

      (a) Prior to July 31, 2006, the holders of record of shares of Series A Stock shall be entitled to receive dividends thereon at a rate of $.88 per share per annum, payable out of funds of the Corporation legally available therefor, as and when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"). A holder of Series A Stock may elect to receive such dividends payable in cash or in Common Stock, with such shares of Common Stock valued at a price equal to 85% of the Corporation's Book Value Per Adjusted Share (as defined below) as of the calendar quarter end prior to the declaration of such dividends; provided, however, that the total number of shares of common stock issued as dividends for both the Series A and Series B preferred stock and upon conversion of the Series B preferred stock may not exceed 250,000 shares of common stock without the prior approval of the holders of common stock. "Book Value Per Adjusted Share" means (i) the Corporation's (A) total assets, minus (B) total liabilities; divided by (ii) the sum of (A) the outstanding shares of Series A Stock multiplied by four, plus (B) the


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outstanding  shares of Common Stock,  plus (C) any  additional  shares of Common
Stock which would be outstanding assuming the conversion of any other securities convertible into or exchangeable for shares of Common Stock issued by the Corporation, except for employee stock options and stock bonuses in an amount up to 8% of total outstanding shares of Common Stock. Book Value Per Adjusted Share shall be computed in accordance with generally accepted accounting principles, consistently applied, as determined by the independent accountants then engaged by the Corporation, whose determination of Book Value Per Adjusted Share shall be binding and conclusive.

      (b) On and after July 31, 2006, the holders of record of shares of Series A Stock shall be entitled to receive dividends thereon at $5.928 per share per annum payable out of funds of the Corporation legally available therefor, as and when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common Stock of the Corporation. A holder of Series A Stock may elect to receive such dividends payable in cash or in Common Stock of the Corporation, with such shares of Common Stock valued at a price equal to 85% of the Corporation's Book Value Per Adjusted Share as of the calendar quarter end prior to the declaration of such dividends; provided, however, that the total number of shares of common stock issued as dividends for both the Series A and Series B preferred stock and upon conversion of the Series B preferred stock may not exceed 250,000 shares of common stock without the prior approval of the holders of common stock.

      (c) The dividends on the Series A Stock shall be payable semi-annually, but only to the extent funds are legally available and the Corporation and its wholly-owned subsidiary will remain in compliance with minimum regulatory capital requirements after the payment of such dividends. Dividends shall be cumulative, so that if the Corporation fails in any fiscal year to pay such dividends on all of the issued and outstanding Series A Stock, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the common shares.

      (d) The Corporation shall not declare any cash dividends on the Common Stock unless after the payment of such cash dividends, the Corporation and its wholly owned subsidiaries will meet minimum regulatory capital requirements, and the directors of the Corporation have a good faith belief that sufficient capital will remain after the dividend to meet the Corporation's obligations to redeem the Series A Stock in accordance with paragraph 5(b) hereof.

      3.    Liquidation Priority of Series A Stock.

      (a) The shares of Series A Stock shall rank equally with the shares of the Corporation's Series B preferred stock, par value $0.01 per share ("Series B Stock"), and shall be preferred over the shares of the Common Stock (including in all cases where such shares are referred to herein, any other shares of the capital stock of the Corporation into which they may be reclassified or changed) and any other capital stock of the Corporation ranking junior to the Series A Stock (the "Junior Stock") upon liquidation, dissolution or winding up of the Corporation, as to assets so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of the Series A Stock shall be entitled to receive out of the


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assets  of the  Corporation  available  for  distribution  to its  stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of the Junior Stock, an amount equal to $22.00 per share of Series A Stock, plus any previously accrued dividends thereon to the date fixed for distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of any capital stock ranking on a par with the Series A Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then the holders of shares of this Series A Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

      (b) In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, or twenty (20) days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of shares of Series A Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Stock of such material change.

      4. Voting Rights. Except as otherwise provided herein or by the Delaware Law, on all matters submitted to a vote of the stockholders of the Corporation, the Common Stock, the Series A Stock, and the Series B Stock shall vote together as a single class, and may act by written consent in the same manner as the Common Stock. At every meeting of the stockholders of the Corporation, every holder of Series A Stock shall have three votes for each share of Series A stock held by such holder.

      5.    Redemption.

      (a) The Corporation, by resolution of its Board of Directors, may, at any time and from time to time on or after July 31, 2006, redeem the Series A Stock, in whole or in part, by paying to the holders thereof for each share of Series A Stock a price equal to the higher of (i) $22.00 or (ii) Corporation's Book Value Per Adjusted Share as of July 31, 2006, plus all dividends accrued and unpaid thereon to the date fixed for redemption. If only a portion of Series A Stock then outstanding is to be redeemed at a given time, the Corporation shall select the shares to be redeemed in whatever reasonable manner its Board of Directors determines. The Corporation shall give notice in writing of its election to redeem any Series A Stock not less than thirty (30) nor more than sixty (60) days prior to the date designated as the date for the redemption, to the holders of record of Series A Stock to be redeemed, addressed to them at their respective addresses appearing on the books of the Corporation. On and after the date of redemption specified in the notice, the holder of Series A Stock called for redemption shall be entitled to receive for Series A Stock called for redemption the

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redemption  price  of  such  stock,  upon  presentation  and  surrender  of  the certificate or certificates for Series A Stock held by the holder, properly endorsed in blank for transfer or accompanied by proper instruments of assignment signed in blank.

      (b) A holder of Series A Stock may, at any time and from time to time on or after July 31, 2008, require the Corporation to redeem the Series A Stock held by the holder, at a price equal to the higher of (i) $22.00 or (ii) Book Value Per Adjusted Share as of July 31, 2008, plus all dividends accrued and paid thereon to the date fixed for redemption. A holder may only require the Corporation to redeem up to 25% of such holder's Series A Stock in any twelve month period. The holder shall give notice in writing of his election to require the Corporation to redeem the Series A Stock held by the holder not less than sixty (60) nor more than ninety (90) days prior to the date designated as the date for the redemption, to the Corporation, at its principal office. On and after the date of redemption specified in the notice, the holder of Series A Stock put for redemption shall be entitled to receive for Series A Stock put for redemption the redemption price of such stock, upon presentation and surrender of the certificate or certificates for Series A Stock held by the holder, properly endorsed in blank for transfer or accompanied by proper instruments of assignment signed in blank.

      (c) Unless the Corporation defaults in paying the redemption price pursuant to this paragraph 5, from and after the date of redemption specified in the notice (1) all dividends upon Series A Stock called or put for redemption shall cease, and (2) all rights of the holders of Series A Stock called or put for redemption as stockholders in the Corporation shall cease, except for the right to receive the redemption price of the shares on and after the redemption date without interest.

      6. Incentive Payment. In the event that on July 31, 2006, the Corporation's Book Value Per Adjusted Share is not equal to or greater than $9.88, then each holder of Series A Stock shall be entitled to a payment (the "Incentive Payment") equal to (A) four multiplied by the number of shares owned by such holder times (B) the difference between $9.88 and the actual Book Value Per Adjusted Share as of July 31, 2006, provided that the difference shall not exceed $2.00. The Incentive Payment will be payable in semi-annual payments of up to an aggregate of $250,000 per payment, commencing on January 31, 2007 until paid in full. Total Incentive Payments to all holders of Series A Stock may not exceed $500,000 in any twelve month period. If such total Incentive Payment amounts exceed $500,000, then the Incentive Payments shall be prorated among all holders of Series A Stock and paid over more than one year. Accrued but unpaid Incentive Payments shall bear interest at a rate of 10.00% per annum commencing October 1, 2006 until paid in full. A holder of Series A Stock may elect to receive the Incentive Payment in cash or in Common Stock valued at the greater of Book Value Per Adjusted Share or market value per Adjusted Share as of the calendar quarter end prior to the payment. Shares of Common Stock issued as of July 31, 2006 for employee stock options and stock bonuses up to 8% of total outstanding shares of Common Stock, and any shares issued as dividend payments on the Series A Stock, and any shares issued as an Incentive Payment pursuant to this Paragraph 6, shall not be included as Common Stock outstanding for purposes of calculating Book Value Per Adjusted Share for purposes of this paragraph 6.


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      7. No Other Rights or Preferences.  The Series A Stock shall have no other rights or preferences other than set forth herein.

      IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Corporation as of the 30th day of June, 2001.

                                   First Southern Bancshares, Inc.

                                   By: /s/ Robert C. Redd
                                       -----------------------------------------
                                           Robert C. Redd
                                           President and Chief Executive Officer


ATTEST:
/s/ M. Kaye Townsend
------------------------------
M. Kaye Townsend, Secretary



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